Stewart Reports Financial Results for the Second Quarter 2012

HOUSTON, July 26, 2012 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net earnings increased 319 percent to $24.9 million, or $1.05 per diluted share, for the second quarter ended June 30, 2012 compared to net earnings of $5.9 million, or $0.28 per diluted share, for the second quarter ended June 30, 2011. For the first six months of 2012, net earnings of $12.8 million, or $0.59 per diluted share, represent an improvement of $17.1 million, or more than 390 percent over the same period in 2011.

Total revenues for the second quarter 2012 were $483.7 million, an increase of $78.8 million, or 19.5 percent, from $404.9 million for the second quarter 2011. Revenues from our title operations increased $59.0 million, or 15.6 percent, to $438.7 million in the second quarter 2012 compared to the second quarter 2011. Revenues from services provided by the real estate information (REI) segment increased 79.5 percent to $40.5 million in the second quarter 2012 compared to the second quarter 2011.

Cash provided by operations improved 23.6 percent in the second quarter 2012 to $39.7 million compared to $32.1 million in the second quarter 2011.

"We are encouraged by the results of our strategic initiatives and believe that we are now beginning to reap the benefits of more scalable operations. While strong order counts drove our 15.6 percent increase in title operating revenues, our much stronger 510 percent increase in title pretax results demonstrates improved operating leverage – a culmination of back office operations consolidation, focus on increasing remittance rates, high-quality independent title agencies and declining title claims. For 2012 year-to-date, the $78.4 million increase in total title revenues resulted in an increase in title pretax earnings of $28.5 million, a margin of 36.4 percent on the incremental revenue," commented Matthew W. Morris, chief executive officer.

"We continue to experience solid growth in revenues from services provided by our REI segment. As anticipated, the revenue mix generated in the REI segment has shifted over the last twelve months from higher-margin loan modification services to more sustainable servicing support and REO-related services. Nonetheless, pretax margins in this segment improved to 33.3 percent from the 27.4 percent achieved in the first quarter 2012 when we were increasing staff to service new contracts."

"Overall results for the second quarter 2012 improved to a pretax profit of $31.2 million from a pretax profit of $5.7 million in the second quarter 2011. In the first half of 2012, we achieved a pretax profit of $23.3 million compared to a loss of $0.7 million for the same period in 2011. We are pleased with our second quarter results and encouraged by sustained order counts which should yield satisfactory results in the third quarter. We are mindful, however, of industry projections that call for a decline in mortgage originations in the fourth quarter and continue to simplify and align our operations to better adapt to market fluctuations," concluded Mr. Morris.

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Second Quarter		Six Months
	2012	2011 (a)	2012	2011 (a)

Total revenues	$483.7	$404.9	$868.7	$771.3
Pretax earnings (loss) before noncontrolling interests	31.2	5.7	23.3	(0.7)
Income tax expense (benefit) (b)	3.2	(1.9)	6.0	1.2
Net earnings (loss) attributable to Stewart	24.9	5.9	12.8	(4.4)
Net earnings (loss) per diluted share attributable to Stewart	1.05	0.28	0.59	(0.23)

(a)	Pretax earnings in the second quarter 2011 include a $3.9 million charge relating to a loan guarantee obligation.

(b)

Income tax expense for the periods presented includes income tax expense primarily related to taxes in foreign jurisdictions for our profitable international operations and on entities not included in our consolidated returns. The second quarter 2011 benefit resulted from favorable tax adjustments relating to our foreign operations.

Total title revenues in the second quarter 2012 increased 15.9 percent and 25.7 percent compared to the same quarter last year and sequentially from the first quarter 2012, respectively. Revenues from direct operations for the second quarter 2012 increased 13.1 percent and 23.7 percent compared to the same quarter last year and sequentially from the first quarter 2012, respectively. Revenues from commercial transactions, which are included in direct operations, increased 3.7 percent in the second quarter 2012 compared to the same quarter last year and increased 34.1 percent sequentially from the first quarter 2012. International revenues, which are also included in direct operations, increased 4.7 percent in the second quarter 2012 compared to the same quarter last year and increased 45.9 percent sequentially from the first quarter 2012.

Opened title orders in our direct operations improved significantly, posting an increase of 23.1 percent from the second quarter 2011 and 7.8 percent from the first quarter 2012. Title orders closed per workday in our direct operations increased 16.6 percent and 12.1 percent from the second quarter 2011 and the first quarter 2012, respectively. Title revenue per closed order in our direct operations decreased 3.3 percent for the second quarter 2012 compared to the second quarter 2011 as a result of a higher proportion of refinance transactions in the current period due to historically low interest rates. Although industry-wide order counts were significantly influenced by refinancing activity, our proportion of orders in the second quarter from refinancing transactions were less than 30 percent, meaning we will experience less volatility in future revenues as refinancing transactions retract.

Independent agency revenues increased 17.4 percent and 27.9 percent from the second quarter 2011 and first quarter 2012, respectively. Remittance rates from independent agencies improved from 17.1 percent in second quarter 2011 and 17.2 percent in first quarter 2012 to 17.6 percent in second quarter 2012. This 50 basis point improvement from the year ago period adds approximately $1.3 million to pretax results in the current quarter. Since we began the process of rationalizing our network of independent agencies in 2008, our average annual remittance per independent agency has increased approximately 75 percent, while the number of independent agencies in our network has fallen by half. In addition, the policy loss ratio of our current agency base for the trailing 12 months as of June 2012 is approximately one-third of its level in the comparable period in 2008.

REI revenues increased 79.5 percent and 24.8 percent from the second quarter 2011 and first quarter 2012, respectively. REI pretax earnings increased $3.5 million from $10.0 million (44.4 percent margin) in the second quarter 2011 to $13.5 million (33.3 percent margin) in the second quarter 2012, while increasing 51.5 percent sequentially from $8.9 million (27.4 percent margin) in the first quarter 2012.

During the second quarter, industry conditions continued to improve as some of the restrictions and moratoriums on foreclosures previously in place were lifted. This quarter, we again experienced a significant increase in short sale transactions. We believe the housing market is on a trajectory of recovery as sale transaction volumes continue to rise, housing prices stabilize and inventory of homes shrinks.

As a percentage of title revenues, title losses were 8.7 percent, 9.0 percent and 9.2 percent in the second quarter 2012, first quarter 2012 and second quarter 2011, respectively. Title losses increased 8.9 percent on the 15.6 percent increase in title operating revenues, when compared to the second quarter 2011, including adjustments to certain large claims. Although we continue to experience a higher than normal provisioning rate, the overall loss provision continues to decline on a sequential quarterly basis. Cash claim payments in the second quarter 2012 decreased 6.3 percent from the second quarter 2011. Losses incurred on known claims decreased 2.1 percent compared to the second quarter 2011. The decline in cash claim payments and losses incurred on known claims continues a trend noted for several quarters.

Employee costs in the second quarter 2012 increased 12.4 percent from the second quarter 2011 and increased 2.2 percent sequentially from the first quarter 2012. As a percentage of total operating revenues, however, employee costs declined to 27.4 percent in the second quarter 2012 from 29.0 percent in the second quarter 2011 and 33.7 percent in the first quarter 2012. The increase in employee costs compared to last year is primarily related to increases in both our title operations due to increased open orders and our REI operations as a result of staffing requirements to provide services under contracts awarded earlier this year. Employee costs in the title segment increased 3.1 percent over second quarter 2011 to support the 15.6 percent increase in title revenues.

Other operating expenses increased by 9.6 percent in the second quarter 2012 compared to the second quarter 2011 and increased 8.6 percent from the first quarter 2012. As a percentage of total operating revenues, however, other operating expenses declined from 16.0 percent in the second quarter 2011 and 17.1 percent in the first quarter 2012 to 14.7 percent in second quarter 2012. The dollar increase from the second quarter 2011 and from the first quarter 2012 is primarily related to increased variable costs due to higher revenues.

Stewart Information Services Corp. (NYSE-STC) is a customer-focused, global title insurance and real estate services company offering products and services through our direct operations, network of approved agencies and other companies within the Stewart family. Stewart provides these services to homebuyers and sellers; residential and commercial real estate professionals; mortgage lenders and servicers; title agencies and real estate attorneys; home builders; and United States and foreign governments. Stewart also provides loan origination and servicing support; loan review services; loss mitigation; REO asset management; home and personal insurance services; tax-deferred exchanges; and technology to streamline the real estate process. Recognized in 2012 by Forbes® as one of the Most Trustworthy Companies in America, Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, and is dedicated to being the preferred real estate services provider. More information can be found at http://www.stewart.com/news.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)
	Three months ended June 30		Six months ended June 30
	2012	2011	2012	2011
Revenues:
Title insurance:
Direct operations	187,574	165,841	339,209	305,070
Agency operations	251,139	213,829	447,460	405,638
Real estate information	40,502	22,564	72,961	53,949
Investment income	3,408	3,882	6,535	7,742
Investment and other gains (losses) – net	1,089	(1,233)	2,533	(1,101)
	483,712	404,883	868,698	771,298
Expenses:
Amounts retained by agencies	207,014	177,301	369,562	335,748
Employee costs	131,090	116,587	259,323	234,513
Other operating expenses	70,429	64,249	135,292	123,375
Title losses and related claims	38,113	34,984	69,498	66,185
Depreciation and amortization	4,563	4,762	9,088	9,592
Interest	1,286	1,294	2,650	2,572
	452,495	399,177	845,413	771,985
Earnings (loss) before taxes and noncontrolling interests	31,217	5,706	23,285	(687)
Income tax expense (benefit)	3,175	(1,942)	5,998	1,189
Net earnings (loss)	28,042	7,648	17,287	(1,876)
Less net earnings attributable to noncontrolling interests	3,131	1,708	4,533	2,477
Net earnings (loss) attributable to Stewart	24,911	5,940	12,754	(4,353)

Net earnings (loss) per diluted share attributable to Stewart	1.05	0.28	0.59	(0.23)
Average number of dilutive shares (000)	24,388	24,326	24,367	19,024

Segment information:
Title revenues	443,210	382,319	795,737	717,349
Title pretax earnings (loss) before noncontrolling interests	17,743	(4,320)	919	(27,630)

REI revenues	40,502	22,564	72,961	53,949
REI pretax earnings before noncontrolling interests	13,474	10,026	22,366	26,943

Selected financial information:
Cash provided (used) by operations	39,712	32,122	19,376	(6,510)
Title loss payments - net of recoveries	27,682	29,529	61,198	65,444
Other comprehensive (loss) earnings	(1,796)	2,380	4,458	1,990

Number of title orders opened (000):
April	35.1	28.2
May	38.1	30.3
June	38.2	32.0
Quarter	111.4	90.5

Number of title orders closed (000): Quarter	79.1	66.8

			June 30 2012	December 31 2011
Stockholders' equity			481,937	463,457
Number of shares outstanding (000)			19,352	19,304
Book value per share			24.90	24.01

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)
	June 30	December 31
	2012	2011
Assets:
Cash and cash equivalents	137,272	117,196
Cash and cash equivalents – statutory reserve funds	20,311	23,647
Total cash and cash equivalents	157,583	140,843

Short-term investments	27,947	33,137
Investments – statutory reserve funds	409,664	397,074
Investments – other	54,687	63,911
Receivables – premiums from agencies	42,885	47,351
Receivables – other	69,373	57,466
Allowance for uncollectible amounts	(14,219)	(16,056)
Property and equipment	56,830	56,437
Title plants	77,947	77,406
Goodwill	216,602	214,492
Intangible assets	7,796	8,693
Other assets	73,853	75,387

	1,180,948	1,156,141

Liabilities:
Notes payable	6,948	11,722
Convertible senior notes payable	64,600	64,513
Accounts payable and accrued liabilities	85,839	86,389
Estimated title losses	510,694	502,611
Deferred income taxes	30,930	27,449

	699,011	692,684

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	152,966	152,102
Retained earnings	296,851	284,097
Accumulated other comprehensive earnings	21,139	16,681
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	468,290	450,214
Noncontrolling interests	13,647	13,243
Total stockholders' equity	481,937	463,457

	1,180,948	1,156,141

CONTACT: Ted C. Jones, Director - Investor Relations, +1-713-625-8014